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                                                                     EXHIBIT 2.2

                                   AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment"), dated as of December 15, 1994, is made by and among BankAmerica Corporation, a Delaware corporation ("Parent"), Bank of America, FSB, a federal savings bank and a wholly-owned subsidiary of Parent ("BAFSB"), AH Acquisition Corp., a New York corporation and a wholly-owned subsidiary of BAFSB ("Merger Sub"), and Arbor National Holdings, Inc., a New York corporation (the "Company").


                                   RECITALS
                                   --------

         A. The parties hereto have entered into that certain Agreement and Plan of Merger, dated as of September 23, 1994 (the "Agreement"); and

         B. The parties hereto wish to amend certain provisions of the Agreement in connection with the settlement of certain claims alleged by shareholders of Arbor relating to the terms of the proposed Merger.

         Accordingly, the parties hereto agree as follows:

         1.  Defined Terms in Amendment.  Except as otherwise expressly
             --------------------------
provided, all capitalized terms used herein shall have the meanings assigned thereto in the Agreement.

         2.  Definition of Litigation Expenses.  The following definition of
             ---------------------------------
"Litigation Expenses" is hereby added to Article I of the Agreement:

         Litigation Expenses -- The amount equal to the difference, if any,
         -------------------
         between (i) the total amount (calculated on an after-tax basis) of all attorneys' fees and expenses incurred by or on behalf of the Company and paid by the Company on or prior to the Valuation Date or accrued by the Company on the Valuation Date Balance Sheet related to the Shareholder Actions (collectively, the "Valuation Date Expense Amount") and (ii) the total amount (calculated on an after-tax basis) of payments received by the Company from its insurance companies under any directors' and officers' insurance

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         policies in respect of such attorneys' fees and expenses on or prior to the Valuation Date (the "Initial Insurance Proceeds").

         3.  Definition of Shareholder Actions.  The following definition of
             ---------------------------------
Shareholder Actions shall be added to Article I of the Agreement:

         Shareholder Actions -- The following shareholder actions filed in the Supreme Court of the State of New York: Martin Freeman, et al. v.
                                                  -------------------------
         Arbor National Holdings, Inc., et al., Jini Shapiro v. Arbor National
         ---------------------------------------------------------------------
         Holdings, Inc., et al., Elyse and Sidney Olkes, et al. v. Arbor
         ---------------------------------------------------------------
         National Holdings, Inc., et al., Samuel Duetscher v. Arbor National
         -------------------------------------------------------------------
         Holdings, Inc., et al., Jerome Fuss v. Arbor National Holdings, Inc.,
         ---------------------------------------------------------------------
         et al. and Chaim Kirschner v. Arbor National Holdings, Inc., et al.
         ------     --------------------------------------------------------

         4.  Section 2.6(a).  The Agreement is hereby amended to add the
             --------------
following language at the end of the first sentence of Section 2.6(a):

         ; provided, however, that in the event that the net effect of the
           -----------------
         adjustment to the Estimated Merger Price pursuant to this Section 2.6(a)(i)-(vi) would be a decrease to the Estimated Merger Price of less than $2.0 million (without taking into account the impact of the last sentence of Section 2.6(e)), then notwithstanding anything to the contrary in this Section 2.6(a), no adjustment to the Estimated Merger Price will be made pursuant to this Section 2.6(a).

         5.  Section 2.6(b).  Section 2.6(b) of the Agreement is hereby amended
             --------------
to add the following language at the end of such Section:  "provided, however,
                                                            --------  -------
that for purposes of this Section 2.6(b), the balance of Adjusted Equity shall be adjusted as required by Section 2.6(e), if applicable."

         6.  Section 2.6(e).  Section 2.6(e) of the Agreement is hereby amended
             --------------
in its entirety to read as follows:

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         (e) Net Adjustment.  The adjustments to the Estimated Merger Price
             --------------
         described in paragraphs (a) through (d) shall be netted, such that there shall be determined an aggregate increase or decrease in the Estimated Merger Price. Such aggregate increase or decrease is referred to herein as the "Purchase Price Adjustment." Notwithstanding anything to the contrary contained herein, in the event (i) the aggregate increase to the Estimated Merger Price described in paragraphs (a) through (d) above shall be equal to or less than $1.0 million or (ii) the aggregate decrease to the Estimated Merger Price described in paragraphs (a) through (d) above shall be equal to or less than $2.0 million, the Purchase Price Adjustment shall be equal to zero
         (0). On the day which is the tenth day immediately preceding the Closing Date, the parties shall meet and recalculate the Adjusted Equity and Litigation Expenses as follows: (I) the amount used in calculating Litigation Expenses pursuant to clause (i) of the definition thereof shall equal the amount (calculated on an after-tax basis) equal to the sum of (A) all attorneys' fees and expenses incurred by or on behalf of the Company on or prior to such date related to the Shareholder Actions, (B) the estimated amount of all such attorneys' fees and expenses which the parties agree are expected to be incurred by or on the behalf of the Company in connection with the Shareholder Actions after such date and on or prior to the Closing Date, and (C) all attorneys' fees and expenses of the plaintiffs in the Shareholder Actions payable by the Company pursuant to the terms of the memorandum of understanding relating to the Shareholder Actions, in each case whether or not previously paid by the Company (the "Expense Amount"), (II) the amount used in calculating Litigation Expenses pursuant to clause (ii) of the definition thereof shall equal the total amount (calculated on an after-tax basis) actually received by the Company from its insurance

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         companies under any directors' and officers' insurance policies in respect of such attorneys' fees and expenses on or prior to such date (the "Insurance Proceeds"), (III) the Adjusted Equity shall be decreased by the amount by which the Expense Amount exceeds the Valuation Date Expense Amount and (IV) the Adjusted Equity shall be increased by the amount by which the Insurance Proceeds exceed the Initial Insurance Proceeds. If in calculating the Purchase Price Adjustment using the recalculated Adjusted Equity and Litigation Expenses as provided above, (Y) the $2.0 million threshold set forth in the third sentence of this paragraph (e) is exceeded or the $1.0 million threshold in the third sentence of this paragraph (e) is not exceeded, as the case may be, and (Z) the applicable threshold would not have been exceeded or failed to have been exceeded but for the reduction to the recalculated Adjusted Equity caused by the recalculated Litigation Expenses, then the members of the Company's board of directors named as defendants in the Shareholder Actions (the "Director Defendants") may, or if none of the other Director Defendants choose to do so then Ivan Kaufman shall, make a reimbursement payment to the Company, at least five days prior to the Closing Date, in an aggregate amount of one-half the recalculated Litigation Expenses, and, upon receipt by the Company of such payment, the balance of Adjusted Equity used to calculate the amount of any adjustment pursuant to
         Section 2.6(b) and this paragraph (e) shall be increased by the full amount of the recalculated Litigation Expenses. In the event that, during the period following the tenth day prior to the Closing Date, the Company or BAFSB shall actually receive payments which would have been Insurance Proceeds had they been received on or prior to such tenth day, the Company shall promptly repay to the applicable director or directors, on a pro rata basis, the proportionate amount of the reimbursement payments made

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         by such director or directors pursuant to clause (Z) of the preceding sentence, as if such insurance payments had been received by the Company on or prior to such tenth day.

         7.  Section 9.1(h).  The  Agreement is hereby amended to add the
             --------------
following language at the end of Section 9.1(h):

         ; provided further, however, that the Shareholder Actions shall not be
           -------- -------  -------
         deemed "Stockholder Proceedings" for purposes of this Agreement.

         8.  Exhibit 2.6(a).  Exhibit 2.6(a) of the Agreement is hereby amended
             --------------
and restated to read as attached hereto as Exhibit 2.6(a). The parties agree that the methodology described in Exhibit 2.6(a) shall be utilized in connection with certain of the calculations called for under Section 2.6(a) of the Agreement.

         9.    Service Mark.  A new Section 7.21 is hereby added as follows:
               ------------

         7.21 Service Mark.  The parties acknowledge and agree that Mortgage
              ------------
         Bank is the sole owner of the service mark "Arbor", as reflected on the U.S. Patent and Trademark Office Principal Register under Reg. No. 1,744,027. The parties further agree that, in the event that the sale of ANCMC, as provided in Section 7.12, to Ivan Kaufman is consummated, BAFSB shall enter, or shall cause Mortgage Bank to enter, into a perpetual license of certain rights to the "Arbor" service mark to ANCMC. The terms of such license, which shall be in form and substance reasonably acceptable to the parties, shall include an unconditional acknowledgment by ANCMC of Mortgage Bank's sole ownership of the "Arbor" service mark and shall include the following restrictions on ANCMC's use of the mark: (i) the mark will be used solely in connection with ANCMC's participation in the multi-family and commercial mortgage lending business and shall in no event be used in connection with any 1-4 family residential mortgage

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         lending business; (ii) ANCMC will use the word "Arbor" only as part of the name "Arbor National Commercial Mortgage Corporation" and will in no event market itself or its products to the public or its customers by use of the name "Arbor" other than as part of such name in a manner giving equal prominence to each word in the name; (iii) ANCMC will conduct its business in a manner that will reflect positively on the name "Arbor"; (iv) ANCMC shall not be entitled to use any existing "Arbor"-related logo or logos or any logo which is substantially similar or which could cause customer confusion; and (v) for a period of six (6) months following the Closing Date, all marketing materials of ANCMC in which the word "Arbor" is used will include a statement to the effect that ANCMC is not an affiliate of Parent. ANCMC will also agree that it will not attempt to participate in, or interfere with Mortgage Bank's or BAFSB's participation in, the "Global Releaf" program and any related (directly or indirectly) sales, marketing and promotional programs, and that it will not commence or participate in any program that involves the giving or planting of trees in connection with the making of a loan. As a condition to the effectiveness of the license, Ivan Kaufman will agree to rename, within ninety (90) days after the Closing Date, any and all affiliated entities (including those listed on Section 7.14 of the Disclosure Schedule) other than ANCMC using the name "Arbor" and to cause such entities to cease, from and after the Closing Date, any and all uses of the "Arbor" name for any purpose (except to the extent necessary to facilitate the renaming referred to above or to conduct business in the period prior to the renaming).

         10. Counterparts.  This Amendment may be executed in any number of
             ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Amendment.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                             ARBOR NATIONAL HOLDINGS, INC.



                             By:  /s/ Walter K. Horn
                             Name:  Walter K. Horn
                             Title:  Senior Vice President/
                                     Secretary



                             BANKAMERICA CORPORATION


                             By:  /s/ David Thrailkill
                             Name:  David Thrailkill
                             Title:  Vice President



                             BANK OF AMERICA, FSB



                             By:  /s/ David Thrailkill
                             Name:  David Thrailkill
                             Title:  Attorney-in-fact


                             AH ACQUISITION CORP.



                             By:  /s/ David Thrailkill
                             Name:  David Thrailkill
                             Title:  Attorney-in-fact

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